Exhibit 10.2

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed.  Double asterisks denote omissions.

WAIVER AND FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT

This WAIVER AND FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Agreement”) is entered into as of this 31st day of July, 2019, by and between Silicon Valley Bank (“Bank”) and KERYX BIOPHARMACEUTICALS, INC., a Delaware corporation (“Borrower”).

Recitals

A.Bank and Borrower have entered into that certain Loan and Security Agreement dated as of July 18, 2018 (as may be amended, modified, restated, replaced or supplemented from time to time, the “Loan Agreement”).  Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

B.Borrower previously entered into a certain Agreement and Plan of Merger dated June 28, 2018 by and among Borrower, Akebia Therapeutics, Inc. (“Akebia”), and Alpha Therapeutics Merger Sub, Inc., as amended on October 1, 2018, pursuant to which Borrower became a wholly owned subsidiary of Akebia (the “Acquisition”).

C.As a condition to Bank’s consent to the Acquisition, Akebia agreed to become a co-obligor of the Obligations under the Loan Agreement, and to pledge collateral to secure Akebia’s Obligations to Bank.

D.In connection therewith, Borrower has requested that Bank (i) waive certain Events of Default that have occurred prior to the date hereof, and (ii) amend the Loan Agreement to make other certain revisions to the Loan Agreement, as more fully set forth herein.

E.Bank has agreed to waive certain Events of Default and to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

Agreement

Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.Definitions.  Capitalized terms used but not defined in this Agreement shall have the meanings given to them in the Loan Agreement.

2.Amendments to Loan Agreement.

2.1Section 4.2 of the Loan Agreement is hereby deleted in its entirety and the following is inserted in its place:

“4.2.         Priority of Security Interest.  Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that are permitted pursuant to the terms of this Agreement to have superior priority to Bank’s Lien under this Agreement), assuming that Bank has filed a financing statement with the Secretary of State for the State of Delaware.  If Borrower shall acquire a commercial tort claim with a value in excess of [**] Dollars ($[**]), Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof and, ny-1496910

upon Bank’s request, grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.”

2.2Section 5.9 of the Loan Agreement is hereby deleted in its entirety and the following is inserted in its place:

“5.9Tax Returns and Payments; Pension Contributions.  Borrower has timely filed all “required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except (a) to the extent such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, or (b) if such taxes, assessments, deposits and contributions do not, individually or in the aggregate, exceed [**] Dollars ($[**]).

To the extent Borrower defers payment of any contested taxes, Borrower shall (i) if such contested amount is in excess of [**] Dollars ($[**]), notify Bank in writing of the commencement of, and any material development in, the proceedings, and (ii) post bonds or take any other steps required to prevent the Governmental Authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien.”  Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower in excess of [**] Dollars ($[**]).  Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.”

2.3Section 6.1(a) of the Loan Agreement is hereby deleted in its entirety and the following is substituted in its place:

“(a)          Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so maintain or qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations, provided that any Subsidiary may merge or consolidate in accordance with Section 7.3 hereof, or liquidate or dissolve provided that in connection with such dissolution or liquidation all assets and property of any such Subsidiary shall be transferred to Borrower, Akebia or another Subsidiary.  Borrower shall comply, and shall have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could reasonably be expected to have a material adverse effect on Borrower’s business taken as a whole.”

2.4Section 6.2(c) of the Loan Agreement is hereby deleted in its entirety and the following is inserted in its place:

“(c)          within [**] a duly completed Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such quarter, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Bank may reasonably request, including, without limitation, a statement that [**];”

2.5Section 6.2(d) of the Loan Agreement is hereby deleted in its entirety and the following is inserted in its place:

“(d)          at least annually, as soon as available, but no later than [**] following approval by the Board, and within [**] following approval by the Board of any amendments thereto, annual operating budgets in a form of presentation reasonably acceptable to Bank;”

2.6Sections 6.2(g) and 6.2(h) of the Loan Agreement are hereby deleted in their entirety and the following is inserted in their place:

“(g)          a prompt report of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that could reasonably be expected to result in damages or costs to Borrower or any of its Subsidiaries of, individually or in the aggregate, [**] Dollars ($[**]) or more;

(h)          prompt written notice of any changes to the beneficial ownership information set out in Section 14 of the Perfection Certificate.  Borrower understands and acknowledges that Bank relies on such true, accurate and up-to-date beneficial ownership information to meet Bank’s regulatory obligations to obtain, verify and record information about the beneficial owners of its legal entity customers; and

(i)          promptly, from time to time, such other information regarding Borrower or compliance with the terms of any Loan Documents as reasonably requested by Bank.”

2.7Section 6.3(a) of the Loan Agreement is hereby amended by deleting the first sentence thereof and inserting the following in its place:

“Borrower shall deliver to Bank the reports and schedules of collections and other financial information, as provided in Section 6.2, on forms acceptable to Bank; provided, however, that Borrower’s failure to execute and deliver the same shall not affect or limit Bank’s Lien and other rights in all of Borrower’s Accounts, nor shall Bank’s failure to advance or lend against a specific Account affect or limit Bank’s Lien and other rights therein.”

2.8Section 6.3(b) of the Loan Agreement is hereby amended by deleting the first sentence thereof and inserting the following in its place:

“Borrower shall promptly (and in any event no later than at the time of the next Compliance Certificate delivered pursuant to Section 6.2(c)) notify Bank of all disputes or claims relating to Accounts involving [**] Dollars ($[**]) or more individually and in the aggregate.”

2.9Section 6.3(e) of the Loan Agreement is hereby deleted in its entirety and inserting the following in its place:

“(e)          Returns. Provided no Event of Default has occurred and is continuing, if any Account Debtor returns any Inventory to Borrower with a value, individually or in the aggregate, in excess of [**] Dollars ($[**]), Borrower shall promptly (and in any event no later than at the time of the next Compliance Certificate delivered pursuant to Section 6.2(c)) (i) determine the reason for such return, (ii) issue a credit memorandum to the Account Debtor in the appropriate amount, and (iii) provide a copy of such credit memorandum to Bank, upon request from Bank. In the event any attempted return occurs after the occurrence and during the continuance of any Event of Default, Borrower shall hold the returned Inventory in trust for Bank, and immediately notify Bank of the return of the Inventory.”

2.10Section 6.4 of the Loan Agreement is hereby deleted in its entirety and the following is inserted in its place:

“6.4          Remittance of Proceeds.  Except as otherwise provided in Section 6.3(c), deliver, in kind, all proceeds arising from the disposition of any Collateral to Bank in the original form in which received by Borrower not later than the following Business Day after receipt by Borrower, to be applied to the Obligations (a) prior to an Event of Default, pursuant to the terms of Section 6.3(c) hereof, and (b) after the occurrence and during the continuance of an Event of Default, pursuant to the terms of Section 9.4 hereof; provided that, if no Event of Default has occurred and is continuing, Borrower shall not be obligated to remit to Bank the proceeds of the sale of worn out or obsolete Equipment disposed of by Borrower in good faith in an arm’s length transaction for an aggregate purchase price of [**] Dollars ($[**] (for all such transactions in any fiscal year).  Borrower agrees that it will not commingle proceeds of Collateral with any of Borrower’s other funds or property (other than any proceeds of the sale of worn out or obsolete Equipment referred to in the immediately preceding sentence), but will hold such proceeds separate and apart from such other funds and property and in an express trust for Bank.  Nothing in this Section 6.4 limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.

2.11Section 6.8(a) of the Loan Agreement is hereby deleted in its entirety and the following is inserted in its place:

“(a)          After the expiration of the Transition Period, maintain all of its and all of its Subsidiaries’ operating and depository accounts, securities/investment accounts, and the Cash Collateral Account with Bank and Bank’s Affiliates.  Notwithstanding the foregoing, Borrower shall be permitted to maintain  deposit accounts at [**].   Any Guarantor (other than Akebia) shall maintain all depository, operating and securities/investment accounts with Bank and Bank’s Affiliates.”

2.12Section 6.9(b) of the Loan Agreement is hereby deleted in its entirety and the following is inserted in its place:

“(b)          Minimum Revenue.  Achieve minimum revenue [**], and measured on a [**] set forth in the chart below, as determined by Bank, of at least the following amounts:

[**]	Minimum Revenue
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

With respect to each period ending after [**], the levels of minimum revenue shall be mutually agreed upon between Borrower and Bank based upon Borrower’s Board-approved operating plan and financial projections acceptable to Bank. Borrower’s failure to either (1) agree in writing (which agreement shall be set forth in a written amendment to this Agreement) on or before [**], to any such covenant levels proposed by Bank with respect to the calendar year ending [**], or (2) notwithstanding Section 6.2(f) of this Agreement, deliver to Bank, on or before the earlier to occur of (i) [**] or (ii) approval by the Board, Borrower’s budgets, sales projections, operating plans and other financial information of Borrower that Bank deems relevant, including, without limitation, Borrower’s Board-approved operating budgets, projections and plans, with respect to the calendar year ending [**] for which there shall be no grace or cure period.”

2.13Section 6.9 of the Loan Agreement is hereby amended by inserting the following as new subsection (c):

“(c)          Minimum Asset Management Balance,  From and after [**], maintain at all times an aggregate balance of at least [**] Dollars ($[**]) (the “Minimum Threshold”) in one or more asset management accounts at Bank or Bank’s Affiliate (collectively, the “Asset Management Accounts”).  [**].

2.14Section 7.1 of the Loan Agreement is hereby deleted in its entirety and the following is inserted in its place:

“7.1          Dispositions.  Convey, sell, lease, transfer, assign, or otherwise dispose of (including, without limitation, pursuant to a Division) (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers [**].”

2.15The first paragraph of Section 7.2 of the Loan Agreement is hereby deleted in its entirety and the following is inserted in its place:

“(a) Except as expressly permitted in Section 7.3 below, engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; (c) [**]; or (d) except as expressly permitted in Section 7.3 below, permit or suffer the consummation of any Change in Control.”

2.16Section 7.3 of the Loan Agreement is hereby deleted in its entirety and the following is inserted in its place:

“7.3          Mergers or Acquisitions.  Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (including, without limitation, by the formation of any Subsidiary or pursuant to a Division).  A Subsidiary may merge or consolidate into another Subsidiary or into Borrower or Akebia.”

2.17Section 8.7 of the Loan Agreement is hereby deleted in its entirety and the following is inserted in its place:

“8.7          Judgments; Penalties.  One or more fines, penalties or final judgments, orders or decrees for the payment of money in an amount, individually or in the aggregate, of at least [**] Dollars ($[**] shall be rendered against Borrower and/or Akebia, and the same are not, within ten (10) days after the entry, assessment or issuance thereof, discharged, satisfied, or paid, or after execution thereof, stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the satisfaction, payment, discharge, stay, or bonding of such fine, penalty, judgment, order or decree);”

2.18Section 8.10 of the Loan Agreement is hereby deleted in its entirety and the following is inserted in its place:

“8.10          Guaranty.  (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations; (c) any circumstance described in Sections 8.3, 8.4, 8.5, 8.6, 8.7, 8.8, or 8.11 of this Agreement occurs with respect to any Guarantor, (d) the death, liquidation, winding up, or termination of existence of any Guarantor; or (e) (i) a material impairment in the perfection or priority of Bank’s Lien in the collateral provided by Guarantor or in the value of such collateral or (ii) a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations occurs with respect to any Guarantor; or”

2.19Section 10 (Notices).   The Loan Agreement shall be amended by deleting the following text, appearing in Section 10 thereof:

“with a copy to:	Riemer & Braunstein LLP One Center Plaza Boston, Massachusetts 02108 Attn: David A. Ephraim, Esquire Fax: (617) 880-3456 Email: DEphraim@riemerlaw.com”

and inserting in lieu thereof the following:

“with a copy to:	Morrison & Foerster LLP 200 Clarendon Street, 20th Floor Boston, Massachusetts 02116
	Attn:	David A. Ephraim, Esquire
	Email:	DEphraim@mofo.com”

2.20Section 13.1 (Definitions).  Section 13.1 of the Loan Agreement shall be amended by inserting the following terms and their respective definitions in the appropriate alphabetical order:

““Akebia” is Akebia Therapeutics, Inc., a Delaware corporation.

““Akebia Guaranty” is that certain Unconditional Guaranty to be dated on or within five (5) Business Days of the First Amendment Effective Date, executed by Akebia in favor of Bank.”

““Akebia Security Agreement” is that certain Security Agreement to be dated on or within five (5) Business Days of the First Amendment Effective Date by Akebia in favor of Bank.”

““Division” means, in reference to any Person which is an entity, the division of such Person into two (2) or more separate Persons, with the dividing Person either continuing or terminating its existence as part of such division, including, without limitation, as contemplated under Section 18-217 of the Delaware Limited Liability Company Act for limited liability companies formed under Delaware law, or any analogous action taken pursuant to any other applicable law with respect to any corporation, limited liability company, partnership or other entity.”

““First Amendment Effective Date” is July 31, 2019.”

2.21Section 13.1 (Definitions).

(a)Section 13.1 of the Loan Agreement shall be amended by deleting the following defined terms and its corresponding definitions and inserting the following in their place:

““Guarantor” is any Person providing a Guaranty in favor of Bank, including without limitation, Akebia.”

““Loan Documents” are, collectively, this Agreement and any schedules, exhibits, certificates, notices, and any other documents related to this Agreement, the Akebia Guaranty, the Akebia Security Agreement, any Bank Services Agreement, any subordination agreement, any Control Agreement, any landlord consent, and bailee waiver, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement by Borrower and/or any Guarantor with or for the benefit of Bank, all as amended, restated, or otherwise modified.”

2.22Compliance Certificate.  The Compliance Certificate attached to the Loan Agreement as Exhibit B is hereby deleted in its entirety and the Compliance Certificate attached hereto as Exhibit B is inserted in its place.

2.23Perfection Certificates.  From and after the date of this Agreement, the definition of “Perfection Certificate” in the Loan Agreement shall be deemed to mean, collectively, the Perfection Certificate executed and delivered by Borrower in connection with this Agreement, a copy of which is attached hereto as Exhibit A and the Perfection Certificate to be delivered by Guarantor within five (5) Business Days following the First Amendment Effective Date pursuant to the Akebia Security Agreement, each as applicable.  The references to the “Effective Date” in clause (b) of the definition of Permitted Indebtedness, clause (a) of the definition of Permitted Liens and clause (a) of the definition of Permitted Investments shall be amended to July 31, 2019.”

3.Limitation of Amendments.

3.1The amendments set forth in Section 2 above are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2This Agreement shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4.Acknowledgement of Default; Waivers.  Borrower acknowledges that it is currently in default under the Loan Agreement as a result of its failure to comply with certain requirements of the Loan Agreement as set forth in the attached Schedule A (collectively, the “Stated Events of Default”). Borrower acknowledges and agrees that, as a result of the Stated Events of Default, Bank has the right to declare all Obligations due and payable in full and to pursue its rights and remedies pursuant to the Loan Agreement, applicable law, or otherwise. Notwithstanding the foregoing, subject to the satisfaction of the Conditions Precedent set forth below, Bank hereby waives the Stated Events of Default. The foregoing in a one-time waiver related solely to the Stated Events of Default, and is not intended to be, shall not be construed as, a waiver of any other default or Event of Default, or an agreement to do so in the future.

5.Representations and Warranties.  To induce Bank to enter into this Agreement, Borrower hereby represents and warrants to Bank as follows:

5.1Immediately after giving effect to this Agreement (a) except as disclosed in the Perfection Certificate, the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred (other than the Stated Events of Default) and is continuing;

5.2Borrower has the power and due authority to execute and deliver this Agreement; and

5.3The organizational documents of Borrower delivered to Bank on the Effective Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect.

6.Waiver of Claims; No Defenses of Borrower.  Borrower hereby acknowledges and agrees that it has no offsets, defenses, causes of action, suits, damages, claims, or counterclaims against Bank, or Bank’s officers, directors, employees, attorneys, representatives, predecessors, successors, and assigns (collectively, the “Bank Released Parties”) with respect to the Obligations, the Loan Documents, the Collateral, any contracts, promises, commitments or other agreements to provide, to arrange for, or to obtain loans or other financial accommodations to or for Borrower, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, causes of action, suits, damages, claims, or counterclaims against one or more of the Bank Released Parties, whether known or unknown, at law or in equity, from the beginning of the world through this date and through the time of execution of this Amendment (collectively, the “Released Claims”), all of them are hereby expressly WAIVED, and Borrower hereby RELEASES the Bank Released Parties from any liability therefor. Borrower hereby irrevocably agrees to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any suit, action, arbitration or proceeding of any kind, in any court or before any tribunal or arbiter or arbitration panel, against any Bank Released Party as to any Released Claim.

7.Integration.  This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

8.Prior Agreement.  The Loan Documents are hereby ratified and reaffirmed and shall remain in full force and effect.  This Agreement is not a novation and the terms and conditions of this Agreement shall be in addition to and supplemental to all terms and conditions set forth in the Loan Documents.  In the event of any conflict or inconsistency between this Agreement and the terms of such documents, the terms of this Agreement shall be controlling, but such document shall not otherwise be affected or the rights therein impaired.

9.Counterparts.  This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

10.Effectiveness.  This Agreement shall be deemed effective upon the satisfaction of each of the following, as determined by Bank in its sole discretion:

10.1the due execution and delivery to Bank of this Agreement by Borrower;

10.2Bank shall have received a new Perfection Certificate executed by Borrower in a form and substance acceptable to Bank in all respects;

10.3Bank shall have received confirmation that Borrower has deposited at least [**] Dollars ($[**]) into an asset management account or deposit account at Bank or Bank’s Affiliate; and

10.4[**].

11.Conditions Subsequent.  Within five (5) Business Days following the First Amendment Effective Date, Borrower shall deliver each of the following to Bank:

11.1Akebia’s duly executed acknowledgement page to this Agreement;

11.2an Unconditional Guaranty executed by Akebia in a form and substance acceptable to Bank in all respects;

11.3a Security Agreement executed by Akebia in a form and substance acceptable to Bank in all respects;

11.4a Perfection Certificate executed by Akebia in a form and substance acceptable to Bank in all respects.

Borrower’s failure to deliver any of the documents listed in Sections 11.1-11.4 above within five (5) Business Days following the First Amendment Effective Date shall constitute an Event of Default under the Loan Agreement without grace or cure period.

12.Governing Law.  This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

[Signature page follows.]

In Witness Whereof, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

BANK		BORROWER
Silicon Valley Bank		KERYX BIOPHARMACEUTICALS, INC.
By:	/s/ Clark Hayes	By:	/s/ Jason A. Amello
Name:	Clark Hayes	Name:	Jason A. Amello
Title:	Managing Director	Title:	CFO

ACKNOWLEDGED AND AGREED:

GUARANTOR

Akebia Therapeutics, Inc.

By:	/s/ Jason A. Amello
Name:	Jason A. Amello
Title:	CFO